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                                                                     EXHIBIT 4.5

                       RESTRICTED STOCK PURCHASE AGREEMENT

      This Restricted Stock Purchase Agreement (this "AGREEMENT") dated as of February 20, 2003 (the "PURCHASE DATE") is made by and between Ultra Clean Holdings, Inc., a Delaware corporation (the "COMPANY"), and Clarence L. Granger ("PURCHASER").

      SECTION 1. Purchase and Grant. (a) Pursuant to the Employment Agreement dated as of November 15, 2002 between Purchaser, the Company and Ultra Clean Technology Systems and Service, Inc., a California corporation (the "EMPLOYMENT AGREEMENT"), Purchaser hereby elects to purchase 190,580 shares of common stock, $0.001 par value, of the Company (the "COMMON STOCK"), at a purchase price of $0.25 per share, subject to the terms and conditions of this Agreement.

      (b) Purchaser herewith delivers to the Company $47,645.00, the aggregate purchase price for the Common Stock.

      SECTION 2. Acknowledgment Of Company's Rights. Purchaser acknowledges and agrees that his acquisition and ownership of, and other rights with respect to, the Common Stock purchased hereunder shall be subject to the terms of that certain Securityholders' Agreement dated as of November 26, 2002 among the Company, FP-Ultra Clean, L.L.C., Purchaser and certain other Management Shareholders (as defined therein) (the "SECURITYHOLDERS' AGREEMENT"), which is incorporated herein by reference, to the same extent as if Purchaser had purchased the Common Stock pursuant to that certain Restricted Securities Purchase Agreement dated as of November 26, 2002 between Purchaser and the Company. Purchaser understands and agrees that the Common Stock acquired hereunder is subject to the restrictions on transfer, the rights of repurchase by the Company and the other restrictions set forth herein and in the Securityholders' Agreement.

      SECTION 3. Tax Consequences. (a) Purchaser understands that Purchaser may suffer adverse tax consequences as a result of Purchaser's purchase or disposition of the Common Stock. Purchaser represents that Purchaser has consulted with any tax consultants Purchaser deems advisable in connection with the purchase or disposition of the Common Stock and that Purchaser is not relying on the Company or any of its affiliates for any tax advice.

      (b) By purchasing the Common Stock, Purchaser hereby authorizes withholding from payroll and any other amounts payable to Purchaser at any time as requested by the Company, any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company, if any, which arise in connection with the Common Stock.

      SECTION 4. Repurchase Of Securities by the Company. (a) If Purchaser's employment with the Company or any of its subsidiaries terminates for any reason, the Company shall have the right (the "REPURCHASE RIGHT"), at its option, to repurchase all shares of Common Stock purchased pursuant to this Agreement which are held by Purchaser or his or her permitted transferees, as applicable, at a purchase price equal to
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the fair market value thereof (the "FAIR MARKET VALUE"), as conclusively determined in good faith by the Board of Directors of the Company (the "BOARD").

      (b) If the Company elects to exercise its Repurchase Right, the Company shall deliver written notice to Purchaser or his or her permitted transferee, as applicable, setting forth the number of shares of the Common Stock proposed to be purchased and the then Fair Market Value. Upon the consummation of any such purchase, Purchaser shall deliver certificates or other documents satisfactory to the Company in its sole discretion evidencing such shares of the Common Stock duly endorsed, or accompanied by written instruments of transfer, free and clear of any encumbrances against delivery of payment for such shares of the Common Stock. If the Board determines that the Company is unable to repurchase all or some portion of such shares of the Common Stock for cash without breaching the terms of any debt instruments or other agreement to which the Company or any of its subsidiaries is a party, or the Board determines that such repurchase would otherwise have a material adverse effect on the financial condition of the Company, the Company will pay in cash the maximum amount permitted under such debt instruments, or that would not result in such a material adverse effect, and deliver to Purchaser a promissory note for the balance, payable as soon as (and in the maximum amounts that) the terms of such debt instruments or other agreements will permit or that will not have such a material adverse effect and bearing interest at a rate no less than the applicable federal rate.

      (c) The Repurchase Right shall lapse and be of no further force and effect upon the date that is 12 months after termination of Purchaser's employment; provided, however, that the Repurchase Right shall lapse with respect to the Common Stock acquired pursuant to this Agreement upon a Qualified Initial Public Offering (as defined below), if earlier.

      SECTION 5. Restrictions On Transfer. (a) Prior to a Qualified Initial Public Offering, the Common Stock issued hereunder may not be sold, given, transferred, assigned, or otherwise hypothecated by Purchaser, except to such Purchaser's Allowable Transferees (as defined below). Any attempted transfer in violation of this Section will be void ab initio. Any and all shares of the Common Stock held by Allowable Transferees who receive such shares of the Common Stock in accordance with this Section shall be subject to the restrictions in this Agreement and the Securityholders' Agreement as if such Allowable Transferee were the original holder of such shares of the Common Stock transferred to the Allowable Transferee and will be required to execute an acknowledgment to such effect prior to the transfer.

      (b) For purposes of this Agreement, the following terms have the following meanings:

            (i) "ALLOWABLE TRANSFEREES", with respect to Purchaser, are limited to (i) those persons who acquire shares of the Common Stock pursuant to such Purchaser's will or the laws of descent and distribution or as a result of other donative transfers to Family Members and (ii) the Company.

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            (ii)  "FAMILY MEMBER" means, with respect to Purchaser, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing Purchaser's household (other than a tenant or employee), or a trust for the exclusive benefit of these persons (or Purchaser).

            (iii) "QUALIFIED INITIAL PUBLIC OFFERING" means the date that is 180 days following the date of the final prospectus in connection with an underwritten public offering of any class of the Company's equity securities with gross proceeds of at least $25,000,000.

      SECTION 6. Right Of First Refusal. Prior to a Qualified Initial Public Offering, in the event that the restrictions on transfer in Section 5 above are no longer in effect, the Company shall have the following right of first refusal with respect to all shares of the Common Stock:

            (i) If Purchaser proposes to sell, pledge or otherwise transfer to a third party (other than an Allowable Transferee) any shares of the Common Stock acquired under this Agreement, the Company shall have a right of first refusal with respect to such shares of the Common Stock ("RIGHT OF FIRST REFUSAL"). Purchaser shall give a written notice to the Company describing fully the proposed transfer ("TRANSFER NOTICE"), including the number of shares of the Common Stock proposed to be transferred, the proposed transfer price, the name and address of the proposed transferee and proof satisfactory to the Company that the proposed sale or transfer will not violate any applicable federal or state securities laws. The Transfer Notice shall be signed both by Purchaser and by the proposed transferee and must constitute a binding commitment of both parties to the transfer of the applicable shares of the Common Stock. The Company shall have the right to purchase such shares of the Common Stock on the terms of the proposal described in the Transfer Notice by delivery of a notice of exercise of the Right of First Refusal within 30 days after the date when the Transfer Notice is received by the Company. The Company's rights under this Section shall be freely assignable, in whole or in part.

            (ii) If the Company fails to exercise its Right of First Refusal within 30 days after the date when it received the Transfer Notice, and subject to Section 5 above, Purchaser may, not later than 90 days following receipt of the Transfer Notice by the Company, conclude a transfer of such shares of the Common Stock as were subject to the Transfer Notice on the terms and conditions described in the Transfer Notice, provided that any such sale is made in compliance with applicable federal and state securities laws and not in violation of any other contractual restrictions to which Purchaser is bound. Any proposed transfer on terms and conditions different from those described in the Transfer Notice, as well as any subsequent proposed transfer by Purchaser, shall again be subject to the Right of First Refusal and shall require compliance with the procedure described in clause (i) above. If the Company exercises its Right of First Refusal,


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      the parties shall consummate the sale of such shares of the Common Stock on the terms set forth in the Transfer Notice within 60 days after the date when the Company received the Transfer Notice (or within such longer period as may have been specified in the Transfer Notice); provided, however, that in the event the Transfer Notice provided that payment for such shares of the Common Stock was to be made in a form other than cash or cash equivalents paid at the time of transfer, the Company shall have the option of paying for such shares of the Common Stock with cash or cash equivalents reasonably equal to the present value of the consideration described in the Transfer Notice.

            (iii) If Purchaser transfers any shares of the Common Stock acquired under this Agreement pursuant to this Section, then this Agreement and the Securityholders' Agreement shall apply to the transferee to the same extent as to Purchaser, and Purchaser shall ensure that the transferee signs an acknowledgment to such effect.

      SECTION 7. Restrictive Legends And Stop Transfer Orders. (a) Purchaser understands and agrees that the Company shall cause the legends set forth below or legends substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of shares of the Common Stock, together with any other legends that may be required by the Company or by state or federal securities laws:

            THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

            THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN THE RESTRICTED STOCK PURCHASE AGREEMENT DATED AS OF FEBRUARY 20, 2003 BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SECURITIES, AND THE SECURITYHOLDERS' AGREEMENT DATED AS OF NOVEMBER 26, 2002, BETWEEN THE ISSUER, THE ORIGINAL HOLDER OF THESE SECURITIES AND THE OTHER PARTIES NAMED THEREIN, COPIES OF WHICH MAY BE OBTAINED UPON REQUEST FROM THE ISSUER OF THESE SECURITIES OR ANY SUCCESSOR THERETO. SUCH TRANSFER RESTRICTIONS ARE BINDING ON ALLOWABLE TRANSFEREES (AS SPECIFIED THEREIN) OF THESE SECURITIES.

      (b) Purchaser agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate "stop transfer" instructions to its


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transfer agent, if any, and that, if the Company acts as transfer agent for its own securities, it may make appropriate notations to the same effect in its own records.

      (c) The Company shall not be required (i) to transfer on its books any shares of the Common Stock that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner or holder of such shares of the Common Stock or to accord the right to vote or pay dividends or interest, as applicable, to any purchaser or other transferee to whom such shares of the Common Stock shall have been so transferred.

      SECTION 8. Lock-up Period. Purchaser hereby agrees that, if so requested by the Company or any representative of the underwriters (the "MANAGING UNDERWRITER") in connection with any registration of the offering of any securities of the Company under the Securities Act of 1933, as amended (the "SECURITIES ACT"), Purchaser shall not sell or otherwise transfer any shares of the Common Stock or other securities of the Company during the 180-day period (or such lesser period as may be requested in writing by the Managing Underwriter and agreed to in writing by the Company) (the "MARKET STANDOFF PERIOD") following the date of the final prospectus in connection an underwritten offering of the Company's securities. Purchaser further agrees to enter into an agreement with the Managing Underwriter in respect of the preceding sentence if so requested by the Company and/or the Managing Underwriter. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period.

      SECTION 9 . Representations And Warranties Of Purchaser. Purchaser understands that the Common Stock has not been registered under the Securities Act. Purchaser also understands that the Common Stock is being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Purchaser's representations contained in this Agreement. Purchaser hereby represents and warrants to the Company as follows:

            (i) Purchaser has had an opportunity to obtain the advice of counsel prior to executing this Agreement. Purchaser has reviewed this Agreement and fully understands all of the provisions hereof. Purchaser has been given the opportunity to examine all documents and to ask questions of, and to receive answers from, the Company and its representatives concerning the terms and conditions of the acquisition of the Common Stock and related matters and to obtain all additional information regarding the Company and the Common Stock which Purchaser deems necessary.

            (ii) Purchaser is acquiring the Common Stock for Purchaser's own account, for investment only, and not with a view towards, or for sale in connection with, a distribution. Purchaser is aware of no publication of any advertisement in connection with the transactions contemplated in this Agreement.

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            (iii) Purchaser represents that he is an accredited investor within the meaning of Regulation D under the Securities Act.

            (iv) Purchaser is an "executive officer" (as defined in Regulation D under the Securities Act) of the Company or one of its subsidiaries.

            (v) Purchaser understands that an investment in the Common Stock is very risky and that Purchaser may lose some or all of his investment.

            (vi) Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that he is capable of evaluating the merits and risks of his investment in the Company and has the capacity to protect his own interests. Purchaser understands he must, and is able to without impairing his financial condition, bear the economic risk of this investment indefinitely and to suffer a complete loss of the value of the Common Stock.

            (vii) Purchaser represents that by reason of his business or financial experience, Purchaser has the capacity to protect his own interests in connection with the transactions contemplated in this Agreement.

            (viii) Purchaser acknowledges and agrees that the Common Stock has not been registered under the Securities Act and that the Common Stock must be held indefinitely. Purchaser understands that the Company has no present intention and is under no obligation to register any of the shares of the Common Stock. Purchaser also understands that there is no assurance that any exemption from registration under the Securities Act will be available to permit the resale of the Common Stock and that, even if available, such exemption may not allow Purchaser to transfer all or any portion of the Common Stock under the circumstances, in the amounts or at the times Purchaser might propose.

            (ix) In addition to the restrictions on transfer set forth herein, Purchaser agrees not to sell, transfer or otherwise dispose of any shares of the Common Stock in violation of the Securities Act, the Securities Exchange Act of 1934, as amended, or the rules promulgated thereunder, including Rule 144 under the Securities Act.

      SECTION 10. Spousal Consent. As a condition to the Company's obligations under this Agreement, the spouse of Purchaser, if any, shall execute and deliver to the Company the Consent of Spouse attached hereto as Schedule I.

      SECTION 11. Adjustment For Stock Split. All references to the number of shares of the Common Stock and the purchase price of the Common Stock in this Agreement shall be appropriately adjusted to reflect any stock split (forward or reverse), stock dividend or other change in the shares of common stock effected without receipt of consideration by the Company after the date of this Agreement, and all restrictions on the Common Stock set forth herein shall apply to any additional shares acquired by Purchaser pursuant to such stock split, stock dividend or other change in the common stock of the Company.

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      SECTION 12. No Employment Rights. This Agreement does not confer on
Purchaser any right to continue in the employ of the Company or any of its subsidiaries or interfere in any way with the right of the Company or any of its subsidiaries to determine the terms of Purchaser's employment.

      SECTION 13. Interpretation. Any dispute regarding the interpretation of this Agreement shall be promptly submitted by Purchaser or by the Company to the Board, which shall review such dispute at its next regular meeting. The resolution of such dispute by the Board shall be binding, conclusive and final on all parties.

      SECTION 14. Notices. All notices, requests and other communications to any party shall be in writing and shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by facsimile transmission, if to the Company to:

            Ultra Clean Holdings, Inc.
            2882 Sand Hill Road, Suite 280
            Menlo Park, CA  94025
            Attention: Dipanjan Deb
            Fax:  650-233-2999

      if to Purchaser, to the address set forth on the signature page hereof; or in each case, to such other address as such party may hereafter specify for such purpose by written notice to the other party hereto.

      All notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt. Any notice, request or other written communication sent by facsimile transmission shall be confirmed by certified or registered mail, return receipt requested, posted within one business day, or by personal delivery, whether courier or otherwise, made within two business days after the date of such facsimile transmissions.

      SECTION 15. Survival Of Terms. This Agreement shall apply to and bind Purchaser and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

      SECTION 16. Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

      SECTION 17. Jurisdiction. The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Northern District of California or any California State court sitting in San Jose, California, so long as one of such courts shall


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have subject matter jurisdiction over such suit, action or proceeding, and that any case of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of California, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 14 shall be deemed effective service of process on such party.

      SECTION 18. Waiver Of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

      SECTION 19. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

      SECTION 20. Entire Agreement. This Agreement, together with the Securityholders' Agreement, constitutes the entire agreement among the parties hereto and supersedes all prior and contemporaneous agreements and understandings, both oral and written, among the parties hereto with respect to the subject matter hereof and thereof.

      SECTION 21. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

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      IN WITNESS WHEREOF, this Agreement is deemed made as of the date set forth above.

                                            ULTRA CLEAN HOLDINGS, INC.


                                            By:
                                                --------------------------
                                                Kevin L. Griffin
                                                Chief Financial Officer


                                            PURCHASER:


                                            -----------------------
                                            Clarence L. Granger
                                            Address: 2925 Chateau Way
                                                     Livermore, CA  94550


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                                   SCHEDULE I
                     TO RESTRICTED STOCK PURCHASE AGREEMENT

                                CONSENT OF SPOUSE

      I, ____________________, spouse of Clarence L. Granger, have read and approve the foregoing Agreement. In consideration of granting of the right to my spouse to purchase securities of Ultra Clean Holdings, Inc., as set forth in the Agreement, I hereby appoint my spouse as my attorney-in-fact in respect to the exercise of any rights under the Agreement and agree to be bound by the provisions of the Agreement (including the provisions of the agreements incorporated therein by reference) insofar as I may have any rights in said Agreement or any shares issued pursuant thereto under the community property laws or similar laws relating to marital property in effect in the state of our residence as of the date of the signing of the foregoing Agreement.

Dated:  February __, 2003